NEWS RELEASE

Contacts:

Erika Winkels	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-526-8478	+1-763-505-4626

FOR IMMEDIATE RELEASE

Medtronic reports first quarter
fiscal 2023 financial results

Revenue exceeds guidance, with known supply chain challenges impacting results; notable strength in Pacing, Cardiac Surgery, Core Spine in the U.S., and Diabetes in Europe

DUBLIN – Aug. 23, 2022 – Medtronic plc (NYSE:MDT) today announced financial results for its first quarter of fiscal year 2023, which ended July 29, 2022.

Key Highlights
•GAAP diluted EPS of $0.70 increased 25%; non-GAAP diluted EPS of $1.13 decreased 17%, in-line with expectations
•Revenue of $7.4 billion decreased 8% as reported and 4% organic, ahead of expectations
•Company reiterates FY23 revenue and EPS guidance

The company reported worldwide revenue of $7.371 billion, a decrease of 8% as reported and 4% on an organic basis. The organic comparison excludes a $351 million negative impact from foreign currency translation and a $20 million contribution from the company’s recent acquisition of Intersect ENT, which is reported in the Specialty Therapies division in the Neuroscience Portfolio. Unless otherwise stated, all revenue growth rates in this press release are on an organic basis, which excludes the impact of foreign currency translation and revenue from the Intersect ENT acquisition. The company’s first quarter organic revenue results reflect the impact of known supply chain shortages, as well as unfavorable comparisons to the prior year given last year’s strong ventilator sales and market procedure recovery following the third COVID-19 wave.

As reported, first quarter GAAP net income and diluted earnings per share (EPS) were $929 million and $0.70, respectively, increases of 22% and 25%, respectively. As detailed in the financial schedules included at the end of this release, first quarter non-GAAP net income and non-GAAP diluted EPS were $1.502 billion and $1.13, respectively, decreases of 18% and 17%, respectively. The company’s earnings reflect the continued impact to certain procedure volumes and the macroeconomic impacts of inflation and foreign currency translation.

First quarter U.S. revenue of $3.766 billion represented 51% of company revenue and decreased 8% as reported and 9% organic. Non-U.S. developed market revenue of $2.328 billion represented 32% of company revenue and decreased 10% as reported and increased 2% organic. Emerging Markets revenue of $1.276 billion represented 17% of company revenue and decreased 1% as reported and increased 2% organic.

“The company continues to execute in a challenging environment, delivering organic revenue above our guidance,” said Geoff Martha, Medtronic chairman and chief executive officer. “As we look ahead, our supply chain is improving, we have several near-term pipeline catalysts approaching, and we are confident in our ability to accelerate growth.”

Cardiovascular Portfolio
The Cardiovascular Portfolio includes the Cardiac Rhythm & Heart Failure (CRHF), Structural Heart & Aortic (SHA), and Coronary & Peripheral Vascular (CPV) divisions. Cardiovascular revenue of $2.713 billion decreased 6% as reported and 1% organic, with low-single digit declines in CRHF and CPV and flat year-over-year results in SHA, all on an organic basis.

•Cardiac Rhythm & Heart Failure revenue of $1.393 billion decreased 6% as reported and 1% organic. Cardiac Rhythm Management revenue decreased low-single digits, with high-single digit declines in Defibrillation Solutions partially offset by mid-single digit growth in Cardiac Pacing Therapies, driven by mid-teens growth in Leadless Pacemakers from continued global adoption of Micra™ transcatheter pacing systems. Cardiovascular Diagnostics revenue increased low-single digits, as procedures remain under pressure market-wide. Cardiac Ablation Solutions revenue decreased low-single digits as a result of supply constraints in Western Europe, and COVID lockdowns in China.

•Structural Heart & Aortic revenue of $741 million decreased 6% as reported and was flat year-over-year organic. Structural Heart decreased low-single digits, including low-single digit growth in transcatheter aortic valves (TAVR). Aortic declined mid-single digits given continued supply challenges. Cardiac Surgery increased mid-single digits, driven by strength in extracorporeal life support products and sales of the Avalus™ pericardial aortic surgical valve.

•Coronary & Peripheral Vascular revenue of $579 million decreased 7% as reported and low-single digits organic. Coronary & Renal Denervation (CRDN) decreased mid-single digits, given the ongoing impact of COVID-19 on percutaneous coronary intervention (PCI) market procedures in many geographies. Peripheral Vascular Health decreased low-single digits, with declines in directional atherectomy and PTA balloons partially offset by growth in drug-coated balloons, vascular embolization, and superficial venous products.

Medical Surgical Portfolio
The Medical Surgical Portfolio includes the Surgical Innovations (SI) and the Respiratory, Gastrointestinal & Renal (RGR) divisions. Medical Surgical revenue of $2.001 billion decreased 14% as reported and 9% organic, with high-single digit declines in both SI and RGR. Excluding the impact of ventilator sales given the increased COVID-19 related demand in the prior year, Medical Surgical revenue decreased 7% organic.

•Surgical Innovations revenue of $1.338 billion decreased 14% as reported and 9% organic. The division had low-double digit declines in Advanced Surgical Instruments given expected acute supply chain shortages of raw materials, and the impact of China COVID lockdowns and provincial value-based procurement (VBP) stapling tenders. These declines were partially offset by strength in Hernia & Wound Management, which increased mid-single digits.

•Respiratory, Gastrointestinal & Renal revenue of $664 million decreased 14% as reported and 9% organic. RGR revenue decreased 3% organic excluding the impact of ventilator sales. Respiratory Interventions decreased mid-twenties, with sales of ventilators declining low-fifties as demand was well below pre-pandemic levels. Patient Monitoring increased low-single digits, with low-single digit declines in Nellcor™ pulse oximetry products offset by mid-single digit growth in Perioperative Complications products. Gastrointestinal revenue decreased low-single digits, with high-single digit declines in esophageal products partially offset by mid-single digit growth in chronic and colorectal products. Renal Care Solutions decreased low-double digits given product holds and supply chain challenges.

Neuroscience Portfolio
The Neuroscience Portfolio includes the Cranial & Spinal Technologies (CST), Specialty Therapies, and Neuromodulation divisions. Neuroscience revenue of $2.115 billion decreased 4% as reported and 2% organic, with mid-single digit declines in CST and Neuromodulation, partially offset by mid-single digit increases in Specialty Therapies, all on an organic basis.

•Cranial & Spinal Technologies revenue of $1.043 billion decreased 7% as reported and 5% organic. Spine & Biologics decreased mid-single digits, with mid-teens declines in Biologics given customer ordering patterns, partially offset by mid-single digit Core Spine growth in the United States. Neurosurgery declined low-single digits, with declines in navigation and robotics partially offset by growth in powered surgical instruments, imaging, and CSF management.

•Specialty Therapies revenue of $667 million increased 4% as reported and organic. Neurovascular increased low double-digits driven by strength in hemorrhagic stroke products. Pelvic Health decreased low-single digits on competitive pressures. ENT was flat year-over-year on an organic basis given supply constraints on several product lines.

•Neuromodulation revenue of $405 million decreased 8% as reported and 5% organic. Brain Modulation decreased low-single digits, as significant declines of replacement devices were partially offset by increased share of initial implants from the continued adoption of the Percept™ PC deep brain stimulation (DBS) system and SenSight™ directional DBS lead system. Pain Therapies decreased high-single digits, with mid-single digit declines in both Interventional and Pain Stim, as well as low-double digit declines in Targeted Drug Delivery on a difficult comparison given a supply recovery in the prior year. The Pain Stim market remained under pressure given healthcare staffing challenges and higher payer pre-authorizations. At the same time, the company continued to win new implant share in Pain Stim on strong adoption of its Vanta™ and Intellis™ with DTM™ SCS neurostimulators.

Diabetes
Diabetes revenue of $541 million decreased 5% as reported and was flat year-over-year organic. U.S. revenue declined mid-teens, given the absence of new product approvals. This was offset by low-double digit organic growth in non-U.S. developed markets and mid-teens organic growth in emerging markets. International sales were driven by mid-twenties growth in sales of continuous glucose monitoring (CGM) products and low-double digit growth in consumable sales, offset by low-single digit declines in sales of durable insulin pumps.

Guidance
The company today reiterated its revenue growth and EPS guidance ranges for fiscal year 2023.

The company continues to expect organic revenue growth in its fiscal year 2023 in the range of 4% to 5%. If recent foreign currency exchange rates hold, fiscal year 2023 revenue growth would be negatively affected by approximately $1.4 billion to $1.5 billion versus the previously stated $1.0 to $1.1 billion impact.

The company continues to expect fiscal year 2023 diluted non-GAAP EPS in the range of $5.53 to $5.65, including an estimated 17 to 22 cent negative impact from foreign currency.

“While our markets are facing macroeconomic challenges, we’re focused on identifying ways to offset their impact to our financials,” said Karen Parkhill, Medtronic chief financial officer. “Looking ahead, we expect organic revenue growth to improve each quarter, with the second half of the fiscal year much stronger than the first. We are optimistic about our future, as we create markets and realize new opportunities.”

Webcast Information
Medtronic will host a webcast today, August 23, at 8:00 a.m. EDT (7:00 a.m. CDT) to provide information about its businesses for the public, investors, analysts, and news media. This webcast can be accessed by clicking on the Events icon at investorrelations.medtronic.com and this earnings release will be archived at news.medtronic.com. Medtronic will be live tweeting during the webcast on its Newsroom Twitter account, @Medtronic. Within 24 hours of the webcast, a replay of the webcast and transcript of the company’s prepared remarks will be available by clicking on the Events icon at investorrelations.medtronic.com.

Medtronic plans to report its fiscal year 2023 second, third, and fourth quarter results on November 22, 2022, February 21, 2023, and Thursday, May 25, 2023, respectively. Confirmation and additional details will be provided closer to the specific event.

Financial Schedules
The first quarter financial schedules and non-GAAP reconciliations can be viewed by clicking on the Investor Events link at investorrelations.medtronic.com.

About Medtronic
Bold thinking. Bolder actions. We are Medtronic. Medtronic plc, headquartered in Dublin, Ireland, is the leading global healthcare technology company that boldly attacks the most challenging health problems facing humanity by searching out and finding solutions. Our Mission — to alleviate pain, restore health, and extend life — unites a global team of 95,000+ passionate people across 150 countries. Our technologies and therapies treat 70 health conditions and include cardiac devices, surgical robotics, insulin pumps, surgical tools, patient monitoring systems, and more. Powered by our diverse knowledge, insatiable curiosity, and desire to help all those who need it, we deliver innovative technologies that transform the lives of two people every second, every hour, every day. Expect more from us as we empower insight-driven care, experiences that put people first, and better outcomes for our world. In everything we do, we are engineering the extraordinary. For more information on Medtronic (NYSE:MDT), visit www.Medtronic.com and follow @Medtronic on Twitter and LinkedIn.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties, including risks related to competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation and general economic conditions and other risks and uncertainties described in the company’s periodic reports on file with the U.S. Securities and Exchange Commission including the most recent Annual Report on Form 10-K of the company, as filed with the U.S. Securities and Exchange Commission. In some cases, you can identify these statements by forward-looking words or expressions, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “plan,” “possible,” “potential,” “project,” “should,” “going to,” “will,” and similar words or expressions, the negative or plural of such words or expressions and other comparable terminology. Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statements or any of the information contained in this press release, including to reflect future events or circumstances.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures, including adjusted net income, adjusted diluted EPS, and organic revenue, which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. References to quarterly figures increasing, decreasing or remaining flat are in comparison to fiscal year 2022.

Medtronic management believes that non-GAAP financial measures provide information useful to investors in understanding the company’s underlying operational performance and trends and to facilitate comparisons with the performance of other companies in the med tech industry. Non-GAAP net income and diluted EPS exclude the effect of certain charges or gains that contribute to or reduce earnings but that result from transactions or events that management believes may or may not recur with similar materiality or impact to operations in future periods (Non-GAAP Adjustments). Medtronic generally uses non-GAAP financial measures to facilitate management’s review of the operational performance of the company and as a basis for strategic planning. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), and investors are cautioned that Medtronic may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. Starting with the quarter ended April 29, 2022, the Company no longer adjusts non-GAAP financial measures for certain license payments for, or acquisitions of, technology not approved by regulators. Historical non-GAAP financial measures have been recast for comparability.

Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial schedules accompanying this press release.

Medtronic calculates forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. For instance, forward-looking organic revenue growth guidance excludes the impact of foreign currency fluctuations, as well as significant acquisitions or divestitures. Forward-looking diluted non-GAAP EPS guidance also excludes other potential charges or gains that would be recorded as Non-GAAP Adjustments to earnings during the fiscal year. Medtronic does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

-end-

MEDTRONIC PLC
WORLD WIDE REVENUE(1)
(Unaudited)

	FIRST QUARTER
	REPORTED				CONSTANT CURRENCY
(in millions)	FY23	FY22	Growth	Currency Impact(2)	FY23	Growth(3)
Cardiovascular	$2,713	$2,890	(6.1)%	$(138)	$2,851	(1.3)%
Cardiac Rhythm & Heart Failure	1,393	1,483	(6.1)	(71)	1,464	(1.3)
Structural Heart & Aortic	741	787	(5.8)	(43)	784	(0.4)
Coronary & Peripheral Vascular	579	620	(6.6)	(25)	604	(2.6)
Medical Surgical	2,001	2,322	(13.8)	(115)	2,116	(8.9)
Surgical Innovations	1,338	1,554	(13.9)	(82)	1,420	(8.6)
Respiratory, Gastrointestinal, & Renal	664	768	(13.5)	(34)	698	(9.1)
Neuroscience	2,115	2,204	(4.0)	(64)	2,179	(1.1)
Cranial & Spinal Technologies	1,043	1,123	(7.1)	(28)	1,071	(4.6)
Specialty Therapies	667	641	4.1	(22)	689	7.5
Neuromodulation	405	440	(8.0)	(15)	420	(4.5)
Diabetes	541	572	(5.4)	(33)	574	0.3
TOTAL	$7,371	$7,987	(7.7)%	$(351)	$7,722	(3.3)%

(1) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(2) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.
(3) The first quarter of 2023 includes $20 million of inorganic revenue related to the Intersect ENT acquisition, which is included in the reported results of the Specialty Therapies division of the Neuroscience portfolio. When excluding the impact of currency and the inorganic Intersect ENT revenue, first quarter 2023 revenue declined approximately 3.6 percent organic.

MEDTRONIC PLC
U.S.(1)(2) REVENUE

	FIRST QUARTER
	REPORTED
(in millions)	FY23	FY22	Growth(3)
Cardiovascular	$1,298	$1,420	(8.6)%
Cardiac Rhythm & Heart Failure	717	770	(6.9)
Structural Heart & Aortic	312	347	(10.1)
Coronary & Peripheral Vascular	269	303	(11.2)
Medical Surgical	843	990	(14.8)
Surgical Innovations	509	620	(17.9)
Respiratory, Gastrointestinal, & Renal	334	370	(9.7)
Neuroscience	1,419	1,446	(1.9)
Cranial & Spinal Technologies	762	795	(4.2)
Specialty Therapies	380	360	5.6
Neuromodulation	276	291	(5.2)
Diabetes	206	245	(15.9)
TOTAL	$3,766	$4,101	(8.2)%

(1) U.S. includes the United States and U.S. territories.
(2) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(3) The first quarter of 2023 includes $20 million of inorganic revenue related to the Intersect ENT acquisition, which is included in the reported results of the Specialty Therapies division of the Neuroscience portfolio. When excluding the impact of currency and the inorganic Intersect ENT revenue, first quarter 2023 revenue declined approximately 8.7 percent organic.

MEDTRONIC PLC
WORLD WIDE REVENUE: GEOGRAPHIC (1)(2)
(Unaudited)

	FIRST QUARTER
	REPORTED				CONSTANT CURRENCY
(in millions)	FY23	FY22	Growth	Currency Impact(3)	FY23	Growth(4)
U.S.	$1,298	$1,420	(8.6)%	$—	$1,298	(8.6)%
Non-U.S. Developed	892	1,003	(11.1)	(122)	1,014	1.1
Emerging Markets	523	467	12.0	(16)	539	15.4
Cardiovascular	2,713	2,890	(6.1)	(138)	2,851	(1.3)
U.S.	843	990	(14.8)	—	843	(14.8)
Non-U.S. Developed	767	869	(11.7)	(104)	871	0.2
Emerging Markets	392	463	(15.3)	(11)	403	(13.0)
Medical Surgical	2,001	2,322	(13.8)	(115)	2,116	(8.9)
U.S.	1,419	1,446	(1.9)	—	1,419	(1.9)
Non-U.S. Developed	407	465	(12.5)	(56)	463	(0.4)
Emerging Markets	290	293	(1.0)	(9)	299	2.0
Neuroscience	2,115	2,204	(4.0)	(64)	2,179	(1.1)
U.S.	206	245	(15.9)	—	206	(15.9)
Non-U.S. Developed	264	263	0.4	(33)	297	12.9
Emerging Markets	72	63	14.3	—	72	14.3
Diabetes	541	572	(5.4)	(33)	574	0.3
U.S.	3,766	4,101	(8.2)	—	3,766	(8.2)
Non-U.S. Developed	2,328	2,601	(10.5)	(315)	2,643	1.6
Emerging Markets	1,276	1,286	(0.8)	(35)	1,311	1.9
TOTAL	$7,371	$7,987	(7.7)%	$(351)	$7,722	(3.3)%

(1) U.S. includes the United States and U.S. territories. Non-U.S. developed markets include Japan, Australia, New Zealand, Korea, Canada, and the countries of Western Europe. Emerging Markets include the countries of the Middle East, Africa, Latin America, Eastern Europe, and the countries of Asia that are not included in the non-U.S. developed markets, as previously defined.
(2) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(3) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.
(4) The first quarter of 2023 includes $20 million of inorganic revenue related to the Intersect ENT acquisition, which is included in the reported results of the Specialty Therapies division of the Neuroscience portfolio. When excluding the impact of currency and the inorganic Intersect ENT revenue, first quarter 2023 revenue declined approximately 3.6 percent organic.

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
(in millions, except per share data)	July 29, 2022	July 30, 2021
Net sales	$7,371	$7,987
Costs and expenses:
Cost of products sold, excluding amortization of intangible assets	2,516	2,598
Research and development expense	692	750
Selling, general, and administrative expense	2,567	2,547
Amortization of intangible assets	423	436
Restructuring charges, net	14	11
Certain litigation charges, net	—	26
Other operating expense, net	35	760
Operating profit	1,125	859
Other non-operating income, net	(83)	(111)
Interest expense	164	137
Income before income taxes	1,044	833
Income tax provision	112	64
Net income	931	769
Net income attributable to noncontrolling interests	(2)	(6)
Net income attributable to Medtronic	$929	$763
Basic earnings per share	$0.70	$0.57
Diluted earnings per share	$0.70	$0.56
Basic weighted average shares outstanding	1,329.4	1,344.5
Diluted weighted average shares outstanding	1,334.5	1,356.4

The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Three months ended July 29, 2022
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income Attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$7,371	$2,516	65.9%	$1,125	15.3%	$1,044	$929	$0.70	10.7%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(20)	0.3	76	1.0	76	60	0.04	21.1
Acquisition-related items (3)	—	(11)	0.1	35	0.5	35	29	0.02	17.1
(Gain)/loss on minority investments (4)	—	—	—	—	—	(4)	(4)	—	—
Medical device regulations (5)	—	(18)	0.2	32	0.4	32	26	0.02	18.8
Amortization of intangible assets	—	—	—	423	5.7	423	359	0.27	15.4
RCS impairments / costs (6)	—	—	—	74	1.0	74	73	0.05	1.4
Debt redemption premium and other charges (7)	—	—	—	—	—	53	42	0.03	20.8
Certain tax adjustments, net (8)	—	—	—	—	—	—	(13)	(0.01)	—
Non-GAAP	$7,371	$2,467	66.5%	$1,765	23.9%	$1,734	$1,502	$1.13	13.3%
Currency impact	351	82	0.5	50	(0.4)			0.03
Currency Adjusted	$7,722	$2,549	67.0%	$1,815	23.5%			$1.16

	Three months ended July 30, 2021
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income Attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$7,987	$2,598	67.5%	$859	10.8%	$833	$763	$0.56	7.7%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(33)	0.4	81	1.0	81	65	0.05	21.0
Acquisition-related items (1) (3)	—	(5)	0.1	19	0.2	19	17	0.01	5.3
Certain litigation charges	—	—	—	26	0.3	26	21	0.02	19.2
(Gain)/loss on minority investments (4)	—	—	—	—	—	(31)	(29)	(0.02)	—
Medical device regulations (5)	—	(11)	0.1	21	0.3	21	17	0.01	19.0
Amortization of intangible assets	—	—	—	436	5.5	436	366	0.27	15.8
MCS impairments / costs (9)	—	(58)	0.7	726	9.1	726	564	0.42	22.3
Certain tax adjustments, net (10)	—	—	—	—	—	—	53	0.04	—
Non-GAAP (1)	$7,987	$2,491	68.8%	$2,168	27.1%	$2,111	$1,838	$1.36	12.7%
See description of non-GAAP financial measures contained in the press release dated August 23, 2022.
(1)The data in this schedule has been intentionally rounded to the nearest million or $0.01 for EPS figures, and, therefore, may not sum. Starting with the quarter ended April 29, 2022, the Company will no longer adjust non-GAAP financial measures for certain license payments for, or acquisitions of, technology not approved by regulators due to recent industry guidance from the U.S. Securities and Exchange Commission. Historical non-GAAP financial measures presented in our earnings release have been recast for comparability.
(2)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(3)The charges primarily include business combination costs and changes in fair value of contingent consideration.
(4)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(5)The charges represent incremental costs of complying with the new European Union (E.U.) medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses. We consider these costs to be duplicative of previously incurred costs and/or one-time costs, which are limited to a specific time period.
(6)The charges predominantly include non-cash pre-tax impairments, primarily related to goodwill, as a result of the anticipated sale of half of the Company's Renal Care Solutions (RCS) business related to the May 25, 2022 agreement with DaVita Inc.
(7)The charges relate to the early redemption of approximately $2.3 billion of debt and were recorded within interest expense within the consolidated statements of income.
(8)The net benefit is due to a valuation allowance release associated with certain carryover attributes as a result of the anticipated RCS transaction listed above in (6) partially offset by the amortization of previously established deferred tax assets from intercompany intellectual property transactions.
(9)The charges relate to the Company’s June 2021 decision to stop the distribution and sale of the Medtronic HVAD System within the Mechanical Circulatory Support Operating Unit (MCS). The charges included $515 million of non-cash impairments, primarily related to $409 million of intangible asset impairments, as well as $211 million for commitments and obligations in connection with the decision, including customer support obligations, restructuring, and other associated costs. Medtronic is committed to serving the needs of the approximately 3,200 patients currently implanted with the HVAD System.
(10)The charges are associated with a change in the company’s permanently reinvestment assertion on certain historical earnings and the amortization on previously established deferred tax assets from intercompany intellectual property transactions.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Three months ended July 29, 2022
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a % of Net Sales	R&D Expense	R&D Expense as a % of Net Sales	Other Operating Expense (Income), net	Other Operating Expense, net as a % of Net Sales	Other Non-Operating (Income) Expense, net
GAAP	$7,371	$2,567	34.8%	$692	9.4%	$35	0.5%	$(83)
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(41)	(0.6)	—	—	—	—	—
Acquisition-related items (3)	—	—	—	—	—	(24)	(0.3)	—
Medical device regulations (4)	—	—	—	(14)	(0.2)	—	—	—
RCS impairments / costs (5)	—	(7)	(0.1)	—	—	(68)	(0.9)	—
Gain/(loss) on minority investments (6)	—	—	—	—	—	—	—	4
Non-GAAP	$7,371	$2,518	34.2%	$678	9.2%	$(57)	(0.8)%	$(79)
Currency impact	351	95	(0.4)	9	(0.3)	114	1.5	(2)
Currency Adjusted	$7,722	$2,613	33.8%	$687	8.9%	$57	0.7%	$(81)
See description of non-GAAP financial measures contained in the press release dated August 23, 2022.
(1)The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.
(2)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(3)The charges primarily include business combination costs and changes in fair value of contingent consideration.
(4)The charges represent incremental costs of complying with the new European Union (E.U.) medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses. We consider these costs to be duplicative of previously incurred costs and/or one-time costs, which are limited to a specific time period.
(5)The charges predominantly include non-cash pre-tax impairments, primarily related to goodwill, as a result of the anticipated sale of half of the Company's Renal Care Solutions (RCS) business related to the May 25, 2022 agreement with DaVita Inc.
(6)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Three months ended	Three months ended
(in millions)	July 29, 2022	July 30, 2021
Net cash provided by operating activities	$1,083	$1,292
Additions to property, plant, and equipment	(426)	(378)
Free Cash Flow (2)	$657	$914
See description of non-GAAP financial measures contained in the press release dated August 23, 2022.
(1)The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.
(2)Free cash flow represents operating cash flows less property, plant, and equipment additions.

MEDTRONIC PLC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	July 29, 2022	April 29, 2022
ASSETS
Current assets:
Cash and cash equivalents	$2,140	$3,714
Investments	6,733	6,859
Accounts receivable, less allowances and credit losses of $219 and $230, respectively	5,308	5,551
Inventories, net	4,809	4,616
Other current assets	3,145	2,318
Total current assets	22,135	23,059
Property, plant, and equipment	13,323	13,365
Accumulated depreciation	(8,043)	(7,952)
Property, plant, and equipment, net	5,281	5,413
Goodwill	40,324	40,502
Other intangible assets, net	15,775	15,595
Tax assets	3,311	3,403
Other assets	3,088	3,008
Total assets	$89,914	$90,981
LIABILITIES AND EQUITY
Current liabilities:
Current debt obligations	$5,729	$3,742
Accounts payable	2,180	2,276
Accrued compensation	1,773	2,121
Accrued income taxes	549	704
Other accrued expenses	3,816	3,551
Total current liabilities	14,049	12,394
Long-term debt	17,481	20,372
Accrued compensation and retirement benefits	1,102	1,113
Accrued income taxes	2,102	2,087
Deferred tax liabilities	899	884
Other liabilities	1,440	1,410
Total liabilities	37,071	38,260
Commitments and contingencies
Shareholders’ equity:
Ordinary shares— par value $0.0001, 2.6 billion shares authorized, 1,329,276,973 and 1,330,743,395 shares issued and outstanding, respectively	—	—
Additional paid-in capital	24,335	24,566
Retained earnings	30,276	30,250
Accumulated other comprehensive loss	(1,939)	(2,265)
Total shareholders’ equity	52,672	52,551
Noncontrolling interests	170	171
Total equity	52,843	52,722
Total liabilities and equity	$89,914	$90,981

The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
(in millions)	July 29, 2022	July 30, 2021
Operating Activities:
Net income	$931	$769
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	668	671
Provision for credit losses	15	15
Deferred income taxes	(18)	(11)
Stock-based compensation	62	69
Loss on debt extinguishment	53	—
MCS asset impairment and inventory write-down	—	515
Other, net	121	116
Change in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable, net	89	(40)
Inventories, net	(380)	(75)
Accounts payable and accrued liabilities	(147)	(416)
Other operating assets and liabilities	(311)	(321)
Net cash provided by operating activities	1,083	1,292
Investing Activities:
Acquisitions, net of cash acquired	(1,191)	—
Additions to property, plant, and equipment	(426)	(378)
Purchases of investments	(1,884)	(2,654)
Sales and maturities of investments	1,886	2,324
Other investing activities, net	30	(76)
Net cash used in investing activities	(1,585)	(784)
Financing Activities:
Proceeds from short-term borrowings (maturities greater than 90 days)	2,284	—
Payments on long-term debt	(2,311)	(1)
Dividends to shareholders	(903)	(846)
Issuance of ordinary shares	43	111
Repurchase of ordinary shares	(336)	(315)
Other financing activities	273	(4)
Net cash used in financing activities	(950)	(1,055)
Effect of exchange rate changes on cash and cash equivalents	(122)	(42)
Net change in cash and cash equivalents	(1,574)	(589)
Cash and cash equivalents at beginning of period	3,714	3,593
Cash and cash equivalents at end of period	$2,140	$3,004

Supplemental Cash Flow Information
Cash paid for:
Income taxes	$260	$249
Interest	68	63

The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.